Exhibit 99


                                First Banks, Inc.
                               St. Louis, Missouri

Contacts:  Allen H. Blake                    Terrance M. McCarthy
           President and                     Senior Executive Vice President and
           Chief Executive Officer           Chief Operating Officer
           First Banks, Inc.                 First Banks, Inc.
           (314) 592-5000                    (314) 592-5000

Traded:    NASDAQ
Symbol:    FBNKM   - (First Preferred Capital Trust III, an affiliated trust  of
                     First Banks, Inc.)

Traded:    NYSE
Symbol:    FBSPrA  - (First Preferred Capital Trust IV, an  affiliated trust  of
                     First Banks, Inc.)

FOR IMMEDIATE RELEASE:

            First Banks, Inc. Announces Second Quarter 2006 Earnings

         St. Louis, Missouri, July 27, 2006. First Banks, Inc. ("First Banks" or the "Company") reported earnings of $22.1 million for the three months ended June 30, 2006, compared to $26.8 million for the comparable period in 2005. The Company reported earnings of $51.1 million for the six months ended June 30, 2006, compared to $49.0 million for the comparable period in 2005. Net income for the three and six months ended June 30, 2006 includes provisions for loan losses of $5.0 million and $6.0 million, respectively. For the comparable periods in 2005, the Company recorded a negative provision for loan losses of $8.0 million to reduce the allowance for loan losses to a level commensurate with the decreasing credit risk that existed in the loan portfolio during those periods. The Company's return on average assets for the three and six months ended June 30, 2006 was 0.94% and 1.10%, respectively, compared to 1.25% and 1.14% for the comparable periods in 2005, and the Company's return on average stockholders' equity was 12.35% and 14.58% for the three and six months ended June 30, 2006, respectively, compared to 17.43% and 16.06% for the comparable periods in 2005.

         Allen H. Blake, President and Chief Executive Officer of First Banks, said, "Our earnings performance for the second quarter of 2006 reflects increased net interest income and relatively consistent noninterest income, partially offset by an increase in our provision for loan losses and higher noninterest expenses primarily attributable to continued growth. In addition, we reduced the overall level of our nonperforming assets by nearly 21% during 2006 through the execution and completion of planned strategies to achieve improved asset quality." Mr. Blake added, "First Bank further diversified its product line with the acquisition of Universal Premium Acceptance Corporation on May 31, 2006." Universal Premium Finance Corporation, headquartered in Lenexa, Kansas, specializes in providing short-term collateralized financing through independent insurance agencies to facilitate the payment of insurance premiums for property and casualty risks of small and medium sized businesses, and primarily serves agency clients financing commercial insurance premiums. Mr. Blake further added, "During the second quarter of 2006, we expanded our banking franchise in the Dallas area with the acquisition of First Independent National Bank, which added two branch offices in Plano and a recently opened de novo branch office in Preston Forest. We also expanded our banking operation in Pittsfield, Illinois with the acquisition of Pittsfield Community Bancorp, Inc. More recently, we announced plans to acquire San Diego Community Bank in Chula Vista, California; Oak Lawn Bank, in Oak Lawn, Illinois; and three branch offices of MidAmerica National Bank, in central Illinois. These acquisitions will add three branch offices in San Diego, two branch offices in the Chicago area, two branch offices in Peoria, Illinois and one branch office in Bloomington, Illinois."

         The Company's assets increased $444.9 million to $9.62 billion at June 30, 2006, from $9.17 billion at December 31, 2005, primarily resulting from internal growth and acquisitions in the Company's target markets. Loans, net of unearned discount, increased $579.8 million to $7.60 billion at June 30, 2006, from $7.02 billion at December 31, 2005, reflecting internal loan growth and the acquisition of $269.5 million of loans associated with the Company's acquisitions, partially offset by a decrease of $138.9 million resulting from the securitization of certain residential mortgage loans held in the Company's loan portfolio that were transferred to the investment portfolio. The Company's investment portfolio declined to $1.19 billion at June 30, 2006 from $1.34 billion at December 31, 2005. The decline in the investment portfolio is primarily attributable to maturities of investment securities and the sale of securities associated with the termination of $200.0 million term repurchase agreements to better position the overall interest rate risk profile, partially offset by an increase associated with the loan securitization previously discussed. Deposits increased $524.1 million to $8.07 billion at June 30, 2006, from $7.54 billion at December 31, 2005, reflecting internal growth through enhanced product and service offerings and marketing campaigns, as well as the acquisition of $135.1 million of deposits associated with the 2006 acquisition activity. A $211.2 million decline in other borrowings to $328.0 million at June 30, 2006 is primarily attributable to the termination of $150.0 million and $50.0 million of term repurchase agreements in the first and second quarters of 2006, respectively. In addition, the Company issued $87.6 million of subordinated debentures in private placements through three newly formed statutory trusts during the first six months of 2006 to provide additional capital resources for future growth.

         Net interest income increased to $95.7 million and $186.5 million for the three and six months ended June 30, 2006, respectively, compared to $77.8 million and $155.9 million for the comparable periods in 2005. Net interest margin increased to 4.41% and 4.36% for the three and six months ended June 30, 2006, respectively, compared to 3.94% and 3.96% for the same periods in 2005. The improvement in net interest income for the first six months of 2006 over the comparable period in 2005 is primarily attributable to an increase in average interest-earning assets, which increased 8.6% from internal growth and acquisitions, and higher yields on loans. The overall increase was partially offset by increased interest expense stemming from higher deposit balances and borrowings, including the recently issued subordinated debentures, and increased interest rates paid on deposits and other borrowings. Average interest-earning assets increased to $8.73 billion and $8.67 billion for the three and six months ended June 30, 2006, respectively, from $7.95 billion and $7.98 billion for the comparable periods in 2005. The increase was primarily attributable to increases of $1.12 billion and $1.05 billion in loans, net of unearned discount, for the three and six months ended June 30, 2006, respectively, compared to the same periods in 2005, partially offset by a decrease in investment securities for the comparable periods. Average deposits increased to $7.95 billion and $7.84 billion for the three and six months ended June 30, 2006, respectively, from $7.04 billion and $7.07 billion for the comparable periods in 2005.

         Nonperforming assets declined nearly 21% to $78.5 million at June 30, 2006, from $99.2 million at December 31, 2005. The Company's reduction in the level of nonperforming assets during the first six months of 2006 primarily resulted from: the sale of approximately $32.5 million of acquired nonperforming loans that had been transferred to the Company's held for sale portfolio in December 2005 in connection with the Company's plan to reduce nonperforming assets; and loan payoffs of various credits, including the payoff of a single nonperforming loan held for sale that had a carrying value of $12.4 million. Nonperforming assets at June 30, 2006 reflect an $8.1 million increase from nonperforming assets at March 31, 2006, primarily resulting from the placement of a single credit relationship on nonaccrual status. Nonperforming loans were $73.0 million, or 0.96% of loans, net of unearned discount, at June 30, 2006, compared to $67.1 million, or 0.94% of loans, net of unearned discount, at March 31, 2006, and $97.2 million, or 1.38% of loans, net of unearned discount, at December 31, 2005.

         The allowance for loan losses was $147.4 million at June 30, 2006, compared to $140.2 million at March 31, 2006 and $135.3 million at December 31, 2005, representing 201.81%, 209.00% and 139.23% of nonperforming loans, respectively. The Company recorded provisions for loan losses of $5.0 million and $6.0 million for the three and six months ended June 30, 2006, respectively, reflecting loan portfolio growth and an increase in nonperforming loans during the second quarter of 2006, as previously discussed. The Company recorded a negative provision for loan losses of $8.0 million for the three and six months ended June 30, 2005, which resulted from improvement in nonperforming loans attributable to loan payoffs and/or external refinancings as well as a reduction in net loan charge-offs during the first six months of 2005. The Company recorded net loan charge-offs of $1.2 million for the three months ended June 30, 2006 and net loan recoveries of $2.1 million for the six months ended June 30, 2006. The Company recorded net loan recoveries of $3.6 million for the three months ended June 30, 2005 and net loan charge-offs of $3.0 million for the six months ended June 30, 2005. Net loan recoveries for 2006 included a loan recovery of $5.0 million on the payoff of a single nonperforming loan in the first quarter of 2006 that had been transferred to the Company's held for sale portfolio in December 2005, as previously discussed.

         Noninterest income was $25.9 million and $51.4 million for the three and six months ended June 30, 2006, respectively, compared to $26.2 million and $47.4 million for the comparable periods in 2005. Noninterest income for the second quarter of 2006 compared to the same period in 2005 was relatively constant and reflected increased service charges on deposit accounts and customer service fees related to higher deposit balances, and increased commission fee income associated with the Company's recently acquired insurance brokerage agency, Adrian N. Baker & Company, on March 31, 2006, partially offset by reduced gains on loans sold and held for sale and increased losses on sales of investment securities, as further discussed below. The increase in noninterest income for the first six months of 2006 reflects increases in service charges on deposit accounts and customer service fees and gains on loans sold and held for sale, partially offset by $2.7 million of net losses on sales of available-for-sale investment securities primarily associated with the termination of $200.0 million of term repurchase agreements, and $1.3 million of net losses recorded on the Company's trading portfolio. Noninterest income for 2006 includes $2.1 million of loan servicing income generated from the capitalization of mortgage servicing rights associated with the securitization of $138.9 million of certain residential mortgage loans; a $1.5 million gain on the sale of a parcel of other real estate; and a gain of approximately $1.7 million on the sale of certain nonperforming loans held for sale.

         Noninterest expense was $81.1 million and $155.9 million for the three and six months ended June 30, 2006, respectively, compared to $70.2 million and $134.0 million for the comparable periods in 2005. The Company's efficiency ratio was 66.68% and 65.51% for the three and six months ended June 30, 2006, respectively, compared to 67.45% and 65.93% for the comparable periods in 2005. The 2005 and 2006 acquisitions resulted in significant expansion of the
Company's branch office network and employee base, and contributed to the increase in overall expense levels, specifically salaries and employee benefits expense and occupancy expense. The Company's growth through acquisitions, branch purchases and de novo branch openings resulted in the addition of ten branch offices in 2005, an additional five branch offices during the first six months of 2006, and the acquisition of an insurance premium finance company and an insurance  brokerage  agency.  The  Company's  employee  base has  increased  to approximately 2,560 employees at June 30, 2006, from approximately 2,230 employees at June 30, 2005. Salaries and employee benefits expense increased $8.1 million and $14.6 million for the three and six months ended June 30, 2006, respectively, compared to the comparable periods in 2005, and occupancy expenses increased $1.2 million and $2.2 million for the three and six months ended June 30, 2006, respectively, compared to the comparable periods in 2005. In addition to the Company's continued growth, the increase in salaries and employee benefits expense was also attributable to costs associated with employing and retaining qualified personnel, including enhanced incentive compensation and employee benefit plans. Charitable contributions expense of $1.7 million and $3.3 million for the three and six months ended June 30, 2006, respectively, compared to $1.6 million and $1.7 million for the comparable periods in 2005, also contributed to the overall increase in noninterest expenses.

         First Banks had assets of $9.62 billion at June 30, 2006 and currently operates 181 branch banking offices in California, Illinois, Missouri and Texas.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K and quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.


                                              FIRST BANKS, INC.
                                              FINANCIAL SUMMARY
                                    (in thousands, except per share data)
                                                (unaudited)


                                           Selected Operating Data

                                                                Three Months Ended       Six Months Ended
                                                                     June 30,                June 30,
                                                              ----------------------  ----------------------
                                                                 2006        2005        2006        2005
                                                                 ----        ----        ----        ----

   Interest income..........................................  $ 157,731     117,188     304,965     229,416
   Interest expense.........................................     62,051      39,367     118,419      73,516
                                                              ---------   ---------   ---------   ---------
       Net interest income..................................     95,680      77,821     186,546     155,900
   Provision for loan losses................................      5,000      (8,000)      6,000      (8,000)
                                                              ---------   ---------   ---------   ---------
       Net interest income after provision for loan losses..     90,680      85,821     180,546     163,900
                                                              ---------   ---------   ---------   ---------
   Noninterest income.......................................     25,879      26,191      51,376      47,406
   Noninterest expense......................................     81,051      70,161     155,866     134,030
                                                              ---------   ---------   ---------   ---------
       Income before provision for income taxes and
           minority interest in loss of subsidiary..........     35,508      41,851      76,056      77,276
   Provision for income taxes ..............................     13,500      15,005      25,203      28,303
                                                              ---------   ---------   ---------   ---------
       Income before minority interest in loss
           of subsidiary....................................     22,008      26,846      50,853      48,973
   Minority interest in loss of subsidiary..................        (78)         --        (236)         --
                                                              ---------   ---------   ---------   ---------
       Net income...........................................  $  22,086      26,846      51,089      48,973
                                                              =========   =========   =========   =========

   Basic earnings per common share..........................  $  927.86    1,129.05    2,145.35    2,055.92
                                                              =========   =========   =========   =========

   Diluted earnings per common share........................  $  916.31    1,110.42    2,118.11    2,025.30
                                                              =========   =========   =========   =========


                                          Selected Financial Data

                                                                           June 30,        December 31,
                                                                             2006              2005
                                                                             ----              ----

   Total assets.......................................................... $9,615,227        9,170,333
   Investment securities.................................................  1,187,059        1,340,783
   Loans, net of unearned discount.......................................  7,600,591        7,020,771
   Allowance for loan losses.............................................    147,383          135,330
   Deposits..............................................................  8,065,945        7,541,831
   Other borrowings......................................................    327,996          539,174
   Notes payable.........................................................     85,000          100,000
   Subordinated debentures...............................................    304,270          215,461
   Stockholders' equity..................................................    719,373          678,938
   Nonperforming assets..................................................     78,490           99,221


                                         Selected Financial Ratios

                                                              Three Months Ended         Six Months Ended
                                                                   June 30,                  June 30,
                                                              ------------------         ----------------
                                                               2006        2005            2006     2005
                                                               ----        ----            ----     ----

   Return on average assets.................................   0.94%       1.25%           1.10%    1.14%
   Return on average equity.................................  12.35       17.43           14.58    16.06
   Net interest margin......................................   4.41        3.94            4.36     3.96
   Efficiency ratio.........................................  66.68       67.45           65.51    65.93
